U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Roberts                          Jeffrey                G.
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   (Last)                           (First)             (Middle)

   5677 Airline Road
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                                    (Street)

   Memphis                             TN                38002
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Wright Medical Group, Inc. (WMGI)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Day/Year

   11/27/02
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

Vice President - Research and Development
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7. Individual or Joint/Group Filing (Check applicable line)

   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
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
                                                                               5.Amount of
                                                                               Securities     6.Owner-
                                                         4.Securities          Beneficially   ship
                               2A.Deemed   3.Transaction Acquired (A) or       Owned          Form:          7.Nature of
                  2.           Execution   Code          Disposed of (D)       Following      Direct(D) or   Indirect
1.                Transaction  Date, if    (Instr. 8)    (Instr.3,4 and        Reported       Indirect(I)    Beneficial
Title of Security Date         any         ------------  5)                    Transaction(s)                Ownership
(Instr. 3)        (mm/dd/yy)   (mm/dd/yy)   Code     V   Amount (A)or(D) Price (Instr. 3and4) (Instr. 4)     (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------

COMMON STOCK      11/27/02                   S            5,000      D   $18.15 6,989          D
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

* If the Form is  filed  by more  than one  Reporting  Person,  see  Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                   Page 1 of 2


FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                      9.
                                                                                                      Number
                                                                                                      of       10.
                                                                                                      Deriv-   Owner-
                                                                                                      ative    ship
            2.                                                                                        Secur-   of
            Conver-                          5.                             7.                        ities    Deriv- 11.
            sion                             Number of                      Title and Amount          Bene-    ative  Nature
            of                               Derivative    6.               of Underlying     8.      ficially Secur- of
            Exer-            3A.     4.      Securities    Date             Securities        Price   Owned    ity:   In-
            cise     3.      Deemed  Trans-  Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      Follow-  Direct direct
            Price    Trans-  Execu-  action  or Disposed   Expiration Date  ----------------  Deriv-  ing      (D) or Bene-
1.          of       action  tion    Code    of(D)         (Month/Day/Year)           Amount  ative   Reported In-    ficial
Title of    Deriv-   Date    Date,   (Instr. (Instr. 3,    ----------------           or      Secur-  Trans-   direct Owner-
Derivative  ative    (Month/ (Month/ 8)      4 and 5)      Date     Expira-           Number  ity     action(s)(I)    ship
Security    Secur-   Day/    Day/    ------  ------------  Exer-    tion              of      (Instr. (Instr.  (Instr.(Instr.
(Instr. 3)  ity      Year)   Year)   Code V   (A)   (D)    cisable  Date    Title     Shares  5)      4)       4)      4)
-----------------------------------------------------------------------------------------------------------------------------

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

Explanation  of  Responses:





By: /s/ Peter H. Kesser                                  12/02/02
    -----------------------------------------            -----------------------
    **Signature of Reporting Person                      Date
      Attorney-in-Fact

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

       Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulatiob S-T.

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